Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER 2020

Midlothian, Virginia, April 29, 2020. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the first quarter of 2020. Net income for the first quarter of 2020 was $898,000, or $0.62 per fully diluted share, compared to net income for the first quarter of 2019 of $809,000, or $0.56 per fully diluted share.

Bill Foster, President and CEO, commented, “When you look at the underlying drivers of performance and value creation, this was a relatively strong quarter for the Company in many ways. Total loans were up 4.17% from Q1 2019 and 1.38% from Q4 2019. Noninterest bearing deposits were up 13.62% from Q1 2019 and 6.43% from Q4 2019. Service charges in the commercial banking segment for Q1 2020 were 13.1% higher than Q1 2019. Noninterest expenses in the commercial banking segment were 4.04% lower than Q1 2019. The Mortgage Banking Segment produced pretax earnings of $388,000 compared to a loss of $110,000 for Q1 2019. The two headwinds we were fighting in the quarter were compression in net interest margin of 28 basis points from Q1 2019 and a provision expense of $400,000 compared to zero for Q1 2019. We changed the momentum on net interest margin in the quarter by managing our funding costs and as a result net interest margin expanded by three basis points from Q4 2019. But we have a lot of work left to do.”

“We believe that we are well positioned to weather the storm created by the COVID-19 pandemic.

•	We have manageable exposure levels to the industries hardest hit by the pandemic.
•	We have worked very hard during the past eight years to fund our balance sheet with core deposits and to reserve wholesale funding capacity for short periods of rapid loan growth and for crises such as this. In March, we used this capacity to take aggressive measures to bolster liquidity to ensure that we could meet demands in the event that clients made significant deposit withdrawals and fully drew on lines of credit. In early March, it seemed that any number of extreme scenarios were possible, and we thought it prudent to be prepared for them. We raised approximately $25.9 million through Qwickrate time deposits, brokered CDs and FHLB advances. Fortunately, we have not seen excessive demand for deposit withdrawals or advances under lines of credit and, based on what we know today, we would place a low probability on either occurring in the near term.
•	We have been actively working with borrowers to defer loan payments for up to six months to allow the health crisis to stabilize and operations return to some semblance of normalcy.
•	We were very successful in getting Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) funds to our community. As of the date of this release, the Bank has garnered approval for approximately $185 million in PPP loans. These loans are helping provide essential funds to over 1,300 businesses and nonprofits and will help protect more than 20,000 jobs in our community. The processing fees we earn on these loans will help support our loan deferral program and reserve building associated with the crisis. We also expect that our community leadership during the crisis and our PPP lending activity will open the door to a number of new commercial and consumer banking relationships.
•	We share details on each of these efforts later in this press release.”

“A crisis tests an organization in many ways. Our strategy and our value propositions for all stakeholders are built on a foundation of prudence and discipline in good times and strength and leadership in challenging times, when our clients and community need us. We view this crisis as a chance to demonstrate that these are not just words. I am incredibly proud of how every single member of our team has answered the call and risen to the occasion. We are one team and This is Our Village.”

Financial Highlights

Highlights for the first quarter of 2020 are as follows:

	Q1 2020		Q1 2019
Metric	GAAP	Core(1)	GAAP	Core(1)
Consolidated
Return on average equity	8.23%	8.15%	8.69%	8.20%
Return on average assets	0.67%	0.66%	0.64%	0.60%
Commercial Banking Segment
Return on average equity	5.42%	5.33%	9.64%	9.14%
Return on average assets	0.44%	0.43%	0.71%	0.67%
Net interest income to average assets	3.22%	3.22%	3.49%	3.49%
Provision to average assets	0.30%	0.30%	0.00%	0.00%
Noninterest income to average assets	0.55%	0.54%	0.61%	0.53%
Noninterest expense to average assets	2.91%	2.91%	3.23%	3.20%
Mortgage Banking Segment
Return on average equity	2.82%	2.82%	(0.95%)	(0.95%)
Return on average assets	0.23%	0.23%	(0.07%)	(0.07%)
Net income before tax to average assets	0.29%	0.29%	(0.09%)	(0.09%)

(1) Non-GAAP financial measure. See GAAP to Non-GAAP financial measure reconciliation at the end of this release.

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Pre-tax earnings (loss) by segment
Commercial banking	$749	$1,289	$1,376	$642	$1,095
Mortgage banking	388	360	814	175	(110)
Income before income tax expense (benefit)	1,137	1,649	2,190	817	985
Commercial banking income tax expense	158	271	292	143	198
Mortgage banking income tax expense (benefit)	81	74	171	37	(22)
Net income	$898	$1,304	$1,727	$637	$809

Core Operating Results (Non-GAAP)

Pre-tax income as determined under general accepted accounting principles in the United States (“GAAP”) was adjusted for items that are considered non-core and unrelated to the Company’s normal operations. Items described in the section below impacted earnings for the Company, the Commercial Banking Segment and Mortgage Banking Segment during the periods presented. The Company believes the exclusion of these items provides a clearer view of the economic results of the segment’s operations. The table below includes the impact of non-core items for the periods presented (in thousands):

Core Operating Results by Segment(1)
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Commercial banking GAAP pre-tax earnings	$749	$1,289	$1,376	$642	$1,095
Non-core (income) expense items
Salaries and benefits(2)	-	-	-	760	-
Branch write-down	-	22	-	-	-
(Gain)/loss on sale of securities	(12)	-	-	-	(101)
Other non-core expense(3)	-	-	-	12	43
Commercial banking operating income	737	1,311	1,376	1,414	1,037
Mortgage banking GAAP pre-tax earnings (loss)	388	360	814	175	(110)
Non-core (income) expense items
Salaries and benefits(2)	-	-	-	54	-
Mortgage banking operating income (loss)	388	360	814	229	(110)
Core operating income before income tax expense (benefit)	1,125	1,671	2,190	1,643	927
Commercial banking income tax expense(4)	155	276	292	305	186
Mortgage banking income tax expense (benefit)(4)	81	74	171	48	(22)
Core operating net income	$889	$1,321	$1,727	$1,290	$763

(1) Non-GAAP financial measure.

(2) The Company recognized $814,000 in additional compensation expense during Q2 2019, as a result of the accelerated vesting of restricted stock awards and retirement benefits as disclosed in the Company's Form 8-K filed on June 25, 2019.

(3) Other non-core expense is composed of the write-off of premiums associated with United State Department of Agriculture Loans, $12,000 during Q2 2019 and additional audit and tax fees of $43,000 during Q1 2019.

(4) Income tax expense was adjusted for the non-core items at the corporate tax rate of 21%.

The Commercial Banking Segment posted core operating net income of $582,000 for Q1 2020 compared to $851,000 for Q1 2019.

The following are variances of note:

•	Net interest margin expanded by three basis points to 3.55% for Q1 2020 compared to 3.52% for Q4 2019. The primary cause of the expansion was the result of work completed in the prior year to reduce our exposure to falling rates by taking steps to shorten repricing of our liabilities which allowed us to take advantage of lower rates during the quarter. However, as a result of the Federal Reserve lowering their target rate by 150 basis points during March 2020, in reaction to the COVID-19 pandemic, we believe we will continue to face pressure to protect margin in this low rate environment.
•	Provision expense of $400,000 was recognized for Q1 2020 compared to $0 for Q1 2019. The provision expense for 2020 was driven by the following:
o	An increase in the historical loss rate factor because of the recognition of net charge-offs of $142,000 during Q1 2020, of which $135,000 was specifically reserved for a single relationship as of year-end 2019.
o	An increase in the qualitative factors as a result of the economic uncertainty surrounding COVID-19.
•	Core noninterest income of $721,000 was recognized for Q1 2020 compared to $673,000 for Q1 2019, or an increase of 7.13%. The increase in core noninterest income was a result of increased fee income from commercial banking depository services and interchange fee income.
•	Core noninterest expense of $3,917,000 was recognized for Q1 2020 compared to $4,039,000 for Q1 2019, or a decrease of 3.02%. Management continues to control expenses in a disciplined manner.

Loan Portfolio Mix and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
C&I + Owner occupied commercial real estate	$149,048	$143,427	$138,614	$139,677	$142,167
Nonowner occupied commercial real estate	129,474	129,996	122,866	118,562	111,578
Acquisition, development and construction	32,170	31,950	33,841	33,129	36,383
Total commercial loans	310,692	305,373	295,321	291,368	290,128
Consumer/Residential	89,290	87,776	90,462	90,121	88,300
Student	32,251	33,525	34,520	36,126	37,396
Other	3,001	2,621	2,444	2,221	1,986
Total loans	$435,234	$429,295	$422,747	$419,836	$417,810

Commercial loans grew at a strong pace during the quarter, increasing 1.74% from Q4 2019 and 7.09% from Q1 2019. The growth in commercial loans from Q4 2019 was driven primarily by the increase in C&I + Owner occupied commercial real estate loans and the growth from Q1 2019 was achieved net of a decrease in acquisition, development and construction loans.

Asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2019(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	261.58%	170.57%	164.03%	174.50%	143.25%	176.92%
Net Charge-offs (recoveries) to Average Loans(2)	0.13%	0.05%	(0.05%)	(0.02%)	0.02%	0.22%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.34%	0.49%	0.51%	0.48%	0.58%	0.61%
Nonperforming Assets/Bank Total Assets (3)	0.32%	0.44%	0.43%	0.42%	0.51%	0.65%

(1) Source - SNL data for VA Banks <$1 Billion in assets as of December 31, 2019.

(2) Annualized.

(3) Nonperforming assets excluding performing troubled debt restructurings.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Noninterest-bearing demand	$139,660	$131,228	$147,969	$132,965	$122,923
Interest checking	51,008	48,428	46,631	49,019	48,223
Money market	114,461	99,955	113,061	90,278	91,585
Savings	26,618	26,396	25,945	26,379	27,727
Time deposits	137,096	137,201	143,833	147,585	152,942
Total deposits	$468,843	$443,208	$477,439	$446,226	$443,400

Total deposits increased by $25,635,000, or 5.78%, from Q4 2019, and increased by $25,443,000, or 5.74%, from Q1 2019. Variances of note are as follows:

•	Noninterest bearing demand account balances increased $8,432,000 from Q4 2019 and increased $16,737,000 from Q1 2019, and represented 29.79% of total deposits compared to 29.61% as of Q4 2019 and 27.72% as of Q1 2019. The increase in noninterest bearing deposits during Q1 2020 was a result of growth in business account and business seasonality in a number of business sectors in which we focus.

•	Money market balances increased $14,506,000 from Q4 2019 and increased $22,876,000 from Q1 2019. The increase in money market deposit accounts during Q1 2020 was primarily a result of growth in customer accounts and the migration of customer funds from time deposits.

•	Time deposits decreased by $105,000 from Q4 2019 and $15,846,000 from Q1 2019. The decrease in time deposits is a result of our continued focus on building low cost relationship deposits and working to improve our deposits mix and cost of funds. Time deposits represented 29.24% of total deposits compared to 30.96% as of Q4 2019 and 34.49% as of Q1 2019. Wholesale time deposits were $11,114,000 as of Q1 2020 compared to $1,494,000 as of Q4 2019 and $8,401,000 as of Q1 2019.

Supporting customers through payment deferrals

In response to the COVID-19 pandemic we began deferring payments for up to six months for impacted customers. Below is a breakdown of the loan portfolio as of March 31, 2020 showing the percentage of loans deferred in each category at April 23, 2020 (dollars in thousands).

	Balance	Deferred Loans(1)(2)
Loan Type	Q1 2020	Amount	Number
C&I + Owner occupied commercial real estate	$149,048	16.04%	7.04%
Nonowner occupied commercial real estate	129,474	20.00%	12.12%
Acquisition, development and construction	32,170	0.00%	0.00%
Total commercial loans	310,692	16.03%	6.70%
Consumer/Residential	89,290	3.47%	2.53%
Student	32,251	0.00%	0.00%
Other	3,001	0.47%	0.56%
Total loans	$435,234	12.16%	4.17%

(1) Deferrals are as of April 23, 2020 and are expressed as a percentage of the outstanding balance (“Amount” column) and number of loans (“Number” column) per category.

(2) The SBA is providing a financial reprieve to small business during the COVID-19 pandemic.  The SBA will automatically pay the principal, interest, and fees on current loans issued under the SBA’s 7(a) program for a period of six months. These loans have been excluded from the above metrics.

Below is a breakdown of a portion of the loan portfolio as of March 31, 2020 organized by industry showing the percentage of loans deferred in each category at April 23, 2020 (dollars in thousands).

	Balance	Deferred Loans(1)(2)
Select Industries	Q1 2020	Amount	Number
Hotels	$25,721	51.60%	44.44%
Retail Owner Occupied	30,041	19.57%	13.11%
Retail Non-Owner Occupied	27,524	23.75%	10.53%
Restaurants(3)	26,296	25.27%	24.07%
Churches	6,562	0.00%	0.00%
Total	$116,144	27.84%	16.48%

(1) Deferrals are as of April 23, 2020 and are expressed as a percentage of the outstanding balance (“Amount” column) and number of loans (“Number” column) per category.

(2) The SBA is providing a financial reprieve to small business during the COVID-19 pandemic.  The SBA will automatically pay the principal, interest, and fees on current loans issued under the SBA’s 7(a) program for a period of six months. These loans have been excluded from the above metrics.

(3) Loans within this group are included in the Retail Owner Occupied and Retail Non-Owner Occupied categories.  These loans were separated out for presentation purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

The accounting and reporting polices of the Company conform to GAAP and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. These measures include core operating income for the consolidated entity, the commercial banking segment, and the mortgage banking segment. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	the impacts of the ongoing COVID-19 pandemic;
•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(Unaudited)	*	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$569,017	$540,313	$559,929	$536,534	$522,274
Investment securities	39,081	46,937	46,031	43,415	41,835
Loans held for sale	16,759	12,722	14,503	13,060	5,218
Loans, net	432,494	426,873	420,400	417,539	415,520
Deposits	468,843	443,208	477,439	446,226	443,400
Borrowings	50,368	48,676	35,351	45,343	35,335
Shareholders' equity	44,162	42,914	41,516	39,679	38,313
Book value per share	$30.38	$29.53	$28.57	$27.46	$26.64
Total shares outstanding	1,453,759	1,453,009	1,453,009	1,444,854	1,438,430

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.79%	0.74%	0.73%	0.72%	0.72%
Nonperforming loans	261.58%	170.57%	164.03%	174.50%	143.25%
Net charge-offs (recoveries) to average loans	0.13%	0.05%	(0.05%)	(0.02%)	0.02%
Nonperforming assets to total assets	0.32%	0.44%	0.43%	0.42%	0.51%

Bank Capital Ratios
Common equity tier 1	11.89%	12.15%	11.95%	11.70%	11.88%
Tier 1	11.89%	12.15%	11.95%	11.70%	11.88%
Total capital	12.64%	12.56%	12.63%	12.44%	12.63%
Tier 1 leverage	10.10%	9.69%	9.35%	9.36%	9.46%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$5,684	$5,897	$6,010	$5,871	$5,709
Interest expense	1,257	1,370	1,398	1,319	1,243
Net interest income before
provision for loan losses	4,427	4,527	4,612	4,552	4,466
Provision for loan losses	400	135	-	-	-
Noninterest income	2,060	1,976	2,466	1,948	1,518
Noninterest expense	4,950	4,719	4,888	5,683	4,999
Income before income tax expense	1,137	1,649	2,190	817	985
Income tax expense	239	345	463	180	176
Net income	$898	$1,304	$1,727	$637	$809
Earnings per share
Basic	$0.62	$0.90	$1.19	$0.44	$0.56
Diluted	$0.62	$0.90	$1.19	$0.44	$0.56

Performance Ratios
Return on average assets	0.67%	0.94%	1.25%	0.49%	0.64%
Return on average equity	8.23%	12.11%	16.83%	6.52%	8.69%
Net interest margin	3.55%	3.52%	3.59%	3.78%	3.83%

* Derived from audited consolidated financial statements.

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Core ROE and ROAA	2020	2019	2019	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Average shareholder's equity	$43,863	$42,718	$40,704	$39,211	$37,749
Average assets	$540,727	$548,967	$548,876	$522,092	$512,313
Core operating net income (loss)(1)
Consolidated	$889	$1,321	$1,727	$1,290	$763
Commercial Banking Segment	$582	$1,035	$1,084	$1,109	$851
Mortgage Banking Segment	$307	$286	$643	$181	$(88)
Return on Average Equity(2)
Consolidated	8.12%	12.27%	16.83%	13.19%	8.20%
Commercial Banking Segment	5.32%	9.62%	10.57%	11.34%	9.14%
Mortgage Banking Segment	2.81%	2.66%	6.27%	1.85%	(0.95%)
Return on Average Assets(2)
Consolidated	0.66%	0.95%	1.25%	0.99%	0.60%
Commercial Banking Segment	0.43%	0.75%	0.78%	0.85%	0.67%
Mortgage Banking Segment	0.23%	0.21%	0.46%	0.14%	(0.07%)

	Q1 2020			Q1 2019
Financial Highlights	GAAP	Non-Core(1)	Core(1)	GAAP	Non-Core(1)	Core(1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Metrics
Commercial Banking Segment
Net Interest Income	$4,333	$-	$4,333	$4,403	$-	$4,403
Provision	400	-	400	-	-	-
Noninterest income	733	(12)	721	774	(101)	673
Noninterest expense	3,917	-	3,917	4,082	43	4,039
Mortgage Banking Segment
Net income before tax	$388	$-	$388	$(110)	$-	$(110)

Operating Ratios(2)
Commercial Banking Segment
Net Interest Income to average assets	3.21%	0.00%	3.21%	3.49%	0.00%	3.49%
Provision to average assets	0.30%	0.00%	0.30%	0.00%	0.00%	0.00%
Noninterest income to average assets	0.54%	(0.01%)	0.53%	0.61%	(0.08%)	0.53%
Noninterest expense to average assets	2.91%	0.00%	2.91%	3.23%	0.03%	3.20%
Mortgage Banking Segment
Net income before tax to average assets	0.29%	0.00%	0.29%	(0.09%)	0.00%	(0.09%)

*   Derived from audited consolidated financial statements.

(1) Derived from the Core Operating Results by Segment table.

(2) Annualized